Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 11, 2026, by and among AmperSPAC LLC, Harish Dadoo Gonzalez and Alberto Gutierriez Pier (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, $0.0001 par value, of AmperCap Acquisition Company as of June 11, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: June 11, 2026	AmperSPAC LLC

	By:	/s/ Harish Dadoo Gonzalez
	Name:	Harish Dadoo Gonzalez
	Title:	Managing Member

Date: June 11, 2026

	By:	/s/ Harish Dadoo Gonzalez
	Name:	Harish Dadoo Gonzalez
	Title:	Co-Chief Executive Officer
Date: June 11, 2026

	By:	/s/ Alberto Gutierriez Pier
	Name:	Alberto Gutierriez Pier
	Title:	Co-Chief Executive Officer